BIOFORCE NANOSCIENCES COMPLETES FINANCING

AMES , Iowa--September 4, 2007 - BioForce Nanosciences Holdings, Inc. (OTCBB:BFNH) today announced the completion of a financing transaction worth up to $3.45 million. The fixed price transaction involved sales to an institutional investor of Series A 8% Convertible Preferred Stock at $0.50 per share and a series of warrants with exercise prices ranging from $0.50 to $1.25 per share. The placement was managed by TriPoint Global Equities, LLC.

Initial proceeds to BioForce from this financing were $500,000, with up to $2.95 million of additional proceeds from the exercise of warrants issued as a part of the transaction. $1.825 million of the additional proceeds are subject to warrants that are either callable by BioForce under specified conditions, or expire if not exercised within twelve months.

BioForce's Chief Executive Officer, Dr. Eric Henderson, said, "This financing provides us with the funds necessary to continue expansion of our sales and marketing efforts related to our Nano eNablerTM system for deposition and nanoscale manipulation of biomolecules, as well as continued development of our BioNano Fusion(TM) products in our Emerging Technologies division. We are pleased to have been able to attract funds on terms that protect the interests of our shareholders, and welcome our new investors who share our vision for the future of BioForce."

Details of the transaction will be provided in an upcoming Form 8-K filing with the Securities and Exchange Commission.

About BioForce Nanosciences Holdings, Inc.

BioForce Nanosciences develops and commercializes nanotech tools and solutions for the life sciences. BioForce's flagship product, the Nano eNabler(TM) molecular printer, gives the Company a platform for development and discovery. BioForce technology is being used in sensor functionalization; patterning and cell adhesion; and printing proteins to guide neural cell growth. For more information, visit www.bioforcenano.com or call 515-233-8333.

About TriPoint Global Equities, LLC

TriPoint Global Equities, LLC ("TriPoint Global"), a FINRA member firm, is a boutique investment bank that provides U.S. and non-U.S. companies of up to $200 million in revenue with capital raising, corporate finance advisory services and assistance with navigating the regulatory environment for companies listing on U.S. markets. TriPoint Global maintains specialized practices in institutional private placements, mergers and acquisitions and corporate finance. TriPoint Global has offices in New York and Washington D.C. For more information visit www.tripointglobalequities.com

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in BioForce Nanosciences' most recent filings with the Securities and Exchange Commission. BioForce Nanosciences' actual results could differ materially from such forward-looking statements. BioForce assumes no duty to update these statements at any future date.